Exhibit 10.4

Employment Agreement Addendum I

Addendum to agreement dated September 10, 2018

This first addendum to the employment agreement (the “Addendum”) is made this 10th day of March 2020, by and between OptimizeRx, Corporation (the “Company”), a Nevada Company, and William Febbo (the “Executive”).

Base Salary: The Executive will receive a base salary at the annualized rate of $350,000.00 (“Base Salary”), for 2020 and $400,000.00 for 2021 calendar year, which will be paid in accordance with normal Company payroll practices and subject to the usual and applicable required withholding(s).

Effective Date: January 1, 2020 & January 1, 2021

Acknowledgment:

Except as expressly set forth herein, all other terms of the Agreement remain in full force and effect.

OptimizeRx, Corporation		William Febbo

By:	Douglas P. Baker	By:	William Febbo
Its:	Chief Financial Officer	Date:	March 10, 2020
Date:	March 10, 2020